      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 1998

                            REGISTRATION NO. 33-90272

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 3[X]

                                       to

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                        NORTHBROOK LIFE INSURANCE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                  ILLINOIS 6311
            (STATE OR OTHER JURISDICTION (PRIMARY STANDARD INDUSTRIAL
          OF INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER)

                                   36-3001527
                     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)

                           MICHAEL J. VELOTTA, ESQUIRE
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        NORTHBROOK LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
                (NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE)



COPIES TO:
RICHARD T. CHOI, ESQ.                       CHRISTINE A. EDWARDS, ESQ.
FREEDMAN, LEVY KROLL & SIMONDS              DEAN WITTER REYNOLDS INC.
1050 CONNECTICUT AVE., N.W.                 TWO WORLD TRADE CENTER
SUITE 825                                   NEW YORK, N.Y. 10048
WASHINGTON, D.C. 20036



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [X].

                        NORTHBROOK LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                 (800) 654-2397

                 GROUP AND INDIVIDUAL DEFERRED ANNUITY CONTRACTS

                                 DISTRIBUTED BY
                            DEAN WITTER REYNOLDS INC.
                             TWO WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

This Prospectus describes the group and individual Flexible Premium Deferred Annuity Contract ("Contract") offered by Northbrook Life Insurance Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Dean Witter Reynolds Inc. ("Dean Witter"), a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., is the principal underwriter and distributor of the Contracts. In certain states the Contract is only available as a group Contract. In these states a Certificate (hereinafter referred to as "Contract"), which summarizes the provisions of the Master Group Policy issued to Dean Witter, is issued to customers of Dean Witter.

The Contract has the flexibility to allow you to shape an annuity to fit your particular needs. It is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. Presently, the Company will accept an initial Purchase Payment of $1,000, but reserves the right to increase this amount to no more than $4,000 ($1,000 for a Qualified Contract). Additional Purchase Payments of $1,000 or more may be added to the Contract.

Partial Withdrawals and Full Surrenders under the Contract may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contract.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.









                   THE DATE OF THIS PROSPECTUS IS MAY 1, 1998.

THE CONTRACTS MAY NOT BE AVAILABLE IN ALL STATES. PLEASE CHECK WITH YOUR DEAN WITTER ACCOUNT EXECUTIVE FOR AVAILABILITY IN YOUR STATE.

At least once each Contract Year, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data for each Contract. The annual statement does not contain financial statements of the Company, although the Company's financial statements are on page F-1 of this prospectus. Our Company files annual and quarterly reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                                TABLE OF CONTENTS


                                                                                             PAGE
GLOSSARY....................................................................................
THE CONTRACTS...............................................................................
The Purchase of the Contract................................................................
The Accumulation Phase......................................................................
The Parties to the Contract.................................................................
The Death Benefit Provisions................................................................
The Payout Phase............................................................................
AMENDMENT OF THE CONTRACTS..................................................................
DISTRIBUTION OF THE CONTRACTS...............................................................
FEDERAL TAX MATTERS.........................................................................
Introduction................................................................................
Taxation of the Company.....................................................................
Taxation of Annuities in General............................................................
Qualified Plans.............................................................................
Types of Qualified Plans....................................................................
Income Tax Withholding......................................................................
THE COMPANY.................................................................................
Business....................................................................................
Reinsurance Agreements......................................................................
Investments by the Company..................................................................
SELECTED FINANCIAL DATA.....................................................................
NORTHBROOK LIFE INSURANCE COMPANY MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ..................................
COMPETITION.................................................................................
EMPLOYEES...................................................................................
PROPERTIES..................................................................................
STATE AND FEDERAL REGULATION................................................................
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY.............................................
EXECUTIVE COMPENSATION......................................................................
LEGAL PROCEEDINGS...........................................................................
EXPERTS.....................................................................................
LEGAL MATTERS...............................................................................
FINANCIAL STATEMENTS........................................................................   F-1
APPENDIX A..................................................................................   A-1


GLOSSARY

Account Value--The Account Value is the sum of all Sub-Account Values.

Accumulation Phase--The Accumulation Phase is the first of two phases in the life of the Contract. The Accumulation Phase begins on the Issue Date. The Accumulation Phase will continue until the Payout Start Date, unless the Contract is terminated before that date.

Adjusted  Account   Value--The  Account  Value  adjusted  by  the  Market  Value
Adjustment less any applicable taxes. The Adjusted Account Value is only used in the Payout Phase.

Age--Age on last birthday.

Annuitant--The person designated in the Contract whose life determines the duration of Income Payments involving life contingencies. The Annuitant includes any Joint Annuitant.

Automatic Additions--Additional Purchase Payments of $1,000 or more which are made automatically from the Owner's bank account or Dean Witter Active Assets(TM) Account.

Beneficiary--The person(s) designated in the Contract who, during the Accumulation Phase, after the death of all Owners, may elect to receive the Death Benefit or continue the Contract. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

Cash Surrender Value--The Cash Surrender Value is the Account Value adjusted by any applicable Market Value Adjustment less any applicable Withdrawal Charges and premium tax.

Company--The issuer of the Contract, Northbrook Life Insurance Company, is a wholly owned subsidiary of Allstate Life Insurance Company, a wholly owned subsidiary of Allstate Insurance Company ("Allstate"). Allstate is a wholly owned subsidiary of The Allstate Corporation.

Contract/Certificate--The Northbrook Life Insurance Company flexible premium deferred annuity contract, known as the Scheduled Annuity Manager ("SAM"), that is described in this prospectus.

Date of Death--The date that an Owner and/or Annuitant dies.

Death Benefit--The Death Benefit is the greater of: (1) the Account Value or
(2) the Cash Surrender Value.

Due Proof of Death--One of the following:

     (a)  A certified  copy of a death  certificate.
     (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death.
     (c)  Any other proof satisfactory to the Company.

Full Surrender--Termination of the Contract.

Guarantee Period--A period of years for which a specified effective annual interest rate is guaranteed.

Income Payments--A series of periodic payments under an Income Plan. Income Payments are made by the Company to the Owner during the Payout Phase of the Contract.

Income Plan--A plan which provides Income Payments during the Payout Phase of the Contract.

Issue Date--The date the Contract becomes effective.

Joint Annuitant--The person, along with the Annuitant, whose life determines the duration of Income Payments under a joint and last survivor annuity.

Market Value Adjustment--The Market Value Adjustment is the adjustment made to the money distributed prior to the end of the Guarantee Period from one or more Sub-Accounts under the Contract to reflect the impact of changes in interest rates between the time each Sub-Account was established and the time of distribution.

Non-Qualified Contracts--Contracts that do not qualify for special federal tax treatment.

Owner--With respect to individual Contracts, the person designated as the Owner in the Contract. With respect to group Contracts, the person designated as the Owner in a group Certificate. The Owner will receive the Death Benefit upon the death of the Annuitant, who is not also an Owner.

Partial Withdrawal--Disbursement of a portion of the Account Value.

Payout Phase--The Payout Phase is the second of the two phases in the life of the Contract. It begins on the Payout Start Date.

Payout Start Date--The date Income Payments are to begin under the Contract.

Preferred Withdrawal Amount--A portion of the Account Value which may be annually withdrawn from each Sub-Account without incurring a Withdrawal Charge or a Market Value Adjustment.

Purchase Payments--The premiums paid by the Owner to the Company.

Qualified Contracts--Contracts issued under plans that qualify for special federal income tax treatment.

Sub-Accounts--Sub-Accounts are distinguished by Guarantee Period(s) and the dates the period(s) begins. Sub-Accounts are established when Purchase Payments are made; and when previous Sub-Accounts expire and a new Guarantee Period is selected.

Sub-Account Value--The Sub-Account Value is the accumulation of funds allocated to that Sub-Account and interest credited less any amounts withdrawn.

Systematic Withdrawals--Periodic Partial Withdrawals of $100 or more may be deposited in a bank account or a Dean Witter Active Assets(TM) Account. Systematic Withdrawals are available monthly, quarterly, semi-annually and annually.

Treasury Rate--The U.S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15.

Withdrawal Charge--The charge that will be assessed by the Company on Full Surrenders or Partial Withdrawals in excess of the Preferred Withdrawal Amount.

THE CONTRACTS

THE PURCHASE OF THE CONTRACT

1. What is the purpose of the Contract?

The Contract described in this Prospectus is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Contract has an Accumulation Phase and a Payout Phase. The Accumulation Phase is the first of the two phases and begins on the Issue Date and continues until the Payout Start Date. During the Accumulation Phase, interest is credited to the Purchase Payment(s) and both a cash withdrawal benefit and a Death Benefit are available. The Payout Phase begins on the Payout Start Date and provides Income Payments under an Income Plan. The Payout Phase continues until the Company makes the last payment as provided by the Income Plan.

2. How is a Contract purchased?

You can purchase a Contract by submitting a Purchase Payment to an Account Executive of Dean Witter, the principal underwriter of the Contracts. Presently, the Company will accept an initial Purchase Payment of $1,000, but reserves the right to increase this amount to no more than $4,000 ($1,000 for a Qualified Contract). The Owner must select the Guarantee Period(s) in which to allocate the Purchase Payment. The Company currently offers a five-year Guarantee Period. Additional Guarantee Periods will be offered at the discretion of the Company and may range from one to ten years. Additional Purchase Payments of $1,000 or more may be added to the Contract. No less than $1,000 may be allocated to any one Guarantee Period. The Company will apply Purchase Payments to the Contract within seven days of the receipt of the Purchase Payment and required issuing information.

The Company reserves the right to limit or increase the amount of Purchase Payments it will accept and reserves the right to suspend sales of the Contract. The Company also reserves the right to limit its acceptance of annuity exchanges pursuant to Section 1035 of the Internal Revenue Code as well as trustee to trustee transfers from one Individual Retirement Account to another or from one Tax Sheltered Annuity to another, or direct rollovers of "eligible rollover contributions" from qualified plans.

3. Does this Contract have a free-look provision?

Yes. The Owner may cancel the Contract anytime within 20 days after the receipt of the Contract, or longer of required by state law, and receive a full refund of the entire Purchase Payment.

4. Can additions be made to the Contract after the initial Purchase Payment?

Yes. Additional Purchase Payments may be made at any time during the Accumulation Phase of the Contract. Subsequent Purchase Payments must be at least $1,000 and may be made from a bank account or a Dean Witter Active Assets
(TM) Account through Automatic Additions (the Automatic Additions Program is not available for Qualified Contracts issued pursuant to a Dean Witter Custodial Account). For each Purchase Payment, the Owner must select a Guarantee Period(s) to which the Purchase Payment will be allocated. The Company reserves the right to limit the number of additional Purchase Payments.

5. Once a Contract is purchased, how is the Owner informed as to the status of the Contract?

There are several ways an Owner may receive information about the Contract. At least once a year, prior to the Payout Start Date, the Owner will be sent a statement containing Account Value information of the Contract. The Owner may also direct questions about the Contract to his/her Dean Witter Account Executive. Another option the Owner has is to call the Company's customer support unit directly at 1-800-654-2397.

THE ACCUMULATION PHASE

6. How is interest credited to the Contract?

Interest will be credited to initial Purchase Payments from the Issue Date. Interest will be credited to subsequent Purchase Payments from the date of receipt. No deductions are made from Purchase Payments. Therefore, the full amount of every Purchase Payment is invested in a Sub-Account for accumulation of interest. Interest is credited daily to each Guarantee Period in the Contract and is based upon the interest rate of the Guarantee Period which has been chosen.

The following example illustrates how a Sub-Account Value would grow given an assumed Purchase Payment, Guarantee Period, and effective annual interest rate. The effective annual interest rate is defined as the yield resulting when interest credited at the underlying daily rate has compounded for a full year.

            Example Of Interest Crediting During The Guarantee Period


Purchase Payment:..................................................................   $10,000.00
Guarantee Period:..................................................................      5 years
Effective Annual Rate:.............................................................        4.50%

                                                       END OF CONTRACT YEAR:

                                   YEAR 1       YEAR 2       YEAR 3      YEAR 4       YEAR 5
                                   ------       ------       ------      ------       ------

Beginning Sub-Account Value      $10,000.00
X (1 + Effective Annual Rate)         1.045
                                 ----------
                                 $10,450.00


Sub-Account Value at end of Contract           $10,450.00
year 1 X (1 + Effective Annual Rate)                1.045
                                               ----------
                                               $10,920.25


Sub-Account Value at end of Contract                        $10,920.25
year 2 X (1 + Effective Annual Rate)                             1.045
                                                            -----------
                                                            $11,411.66

Sub-Account Value at end of Contract                                     $11,411.66
year 3 X (1 + Effective Annual Rate)                                          1.045
                                                                         -------------
                                                                         $11,925.19

Sub-Account Value at end of Contract                                                   $11,925.19
year 4 X (1 + Effective Annual Rate)                                                        1.045
Sub-Account Value at end of Guarantee Period:                                          ==========
                                                                                       $12,461.82


Total Interest Credited in Guarantee Period:   $2,461,82 ($12,461.82 - $10,000)

NOTE: The above illustration assumes no withdrawals of any amount during the entire five year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Preferred Withdrawal Amount. The hypothetical interest rates are for illustrative purposes only and are not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than those shown.

The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

7. What happens to the Sub-Account Value at the end of a Guarantee Period?

Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. Within 30 days after the end of a Guarantee Period the Owner may:

     -    take  no  action  and  the  Company  will   automatically   renew  the
          Sub-Account Value to a Guarantee Period of the same duration to be established on the day the previous Guarantee Period expired; or

     -    notify  the  Company  to apply the  Sub-Account  Value to a  Guarantee
          Period  of  a  new  duration,   from  among  those  available,  to  be
          established on the day the previous Guarantee Period expired; or

     - receive a portion of the Sub-Account Value or the entire Sub-Account Value through a Partial or Full Withdrawal without incurring a Withdrawal Charge or Market Value Adjustment. In this case, the amount withdrawn will be deemed to have been renewed at the shortest
          Guarantee Period then being offered with current interest credited from the date the Guarantee Period expired.



8. Can a Partial Withdrawal or a Full Surrender be taken at any time?

Yes. As long as the Contract is still in the Accumulation Phase and has not entered the Payout Phase, the Owner may withdraw money from the Contract or surrender the Contract at any time (a Withdrawal Charge and Market Value Adjustment and taxes may apply). Partial Withdrawals may be taken automatically through Systematic Withdrawals (a Dean Witter Account Executive should be consulted for information regarding Systematic Withdrawals). The Owner must specify the Sub-Account from which the withdrawal will be taken. If any Partial Withdrawal reduces a Sub-Account Value to less than $1,000, the withdrawal will be treated as a request to withdraw the entire Sub-Account Value. The Company may defer payment of any Partial Withdrawal or Full Surrender for a period not exceeding six months from the date of the receipt of the request.

9. If a Partial Withdrawal or Full Surrender is requested, how is the amount received determined?

The main component in determining the amount received by the Owner is the amount which was requested; however, there may be adjustments to the requested amount. A Withdrawal Charge may reduce the amount requested. A Market Value Adjustment may apply which may reduce or increase the amount requested. Premium taxes and federal income tax withholding may apply and would reduce the amount requested. In summary:

The amount received by the Owner under a Partial Withdrawal or Full Surrender request equals the amount requested less a Withdrawal Charge (if applicable) plus or minus a Market Value Adjustment (if applicable) less premium taxes and withholding (if applicable). A 10% tax penalty may apply to withdrawals under certain circumstances. See "Penalty Tax on Premature Distributions," page __.

The questions which follow further clarify the components used in determining the amount received upon a Partial Withdrawal or Full Surrender.

10. Upon a Partial Withdrawal or Full Surrender, is the entire amount requested subject to a Withdrawal Charge and a Market Value Adjustment?

No. Only amounts in excess of any remaining Preferred Withdrawal Amount within a Sub-Account will be subject to a Withdrawal Charge and a Market Value Adjustment. A Preferred Withdrawal Amount is available in every Sub-Account year of a Guarantee Period and is equal to 10% of the amount of the Sub-Account's Purchase Payment or funds allocated to the Sub-Account. Any unused Preferred Withdrawal Amount in a Sub-Account year may not be used to increase the Preferred Withdrawal Amount in a subsequent Sub-Account year nor may it be used to increase the Preferred Withdrawal Amount in another Guarantee Period.

In addition to the Preferred Withdrawal Amount, any amounts withdrawn from Sub-Accounts which are within the first 30 days of their renewal Guarantee Periods will be completely free from any Withdrawal Charge and Market Value Adjustment.

11. What is the Withdrawal Charge upon a Partial Withdrawal or Full Surrender?

The Withdrawal Charge is 6% of all amounts withdrawn or surrendered which are not exempt from the charge as discussed in question 10, above.

12. What is the Market Value Adjustment upon a Partial Withdrawal or Full Surrender?

The Market Value Adjustment will be applied to all amounts withdrawn or surrendered which are not exempt from adjustment as discussed in question 10.

The Market Value Adjustment is to reflect the relationship between the current Treasury Rate for the duration remaining in the Guarantee Period at the time of the request for Partial Withdrawal or Full Surrender, and the Treasury Rate at the time the Sub-Account was established for a maturity equal to the Sub-Account guarantee period. Since current Treasury Rates are the basis for the investment yields available at the time, the effect of the Market Value Adjustment will be closely related to the levels of such yields. As such, the Owner bears some investment risk under the Contract.

It is possible, therefore, that, should such yield increase significantly from the time the Purchase Payment was made, coupled with the application of the Withdrawal Charge, less premium taxes and withholding (if applicable), the amount received by the Owner upon full surrender of the Contract would be less than the Purchase Payment plus interest at the minimum guaranteed interest rate under the Contract.

Generally, if the Treasury Rate at the time of establishing the Sub-Account is lower than the applicable current Treasury Rate (interest rate for a duration equal to the time remaining in the Sub-Account), then the Market Value Adjustment will result in a lower payment upon Partial Withdrawal or Full Surrender which may also be less than your original Purchase Payment. Similarly, if the Treasury Rate at the time of establishing the Sub-Account is higher than the applicable current Treasury Rate, then the Market Value Adjustment will result in a higher payment upon Partial Withdrawal or Full Surrender.

For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, the Owner makes a Partial Withdrawal. If the Treasury Rate for a 2 year period is 4.20%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner upon the Partial Withdrawal. Similarly, if the Treasury Rate for the 2 year period is 4.80%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner upon a Partial Withdrawal.

The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

13. The IRS requires annual withdrawals to be taken from Qualified Contracts upon attainment of age 70 1/2. Will these withdrawals incur Withdrawal Charges and Market Value Adjustments?

No. Both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required distribution rules for this Contract.

14. What are the tax implications associated with the Contract?

They vary based upon the Owner's circumstances. Generally, the two areas which may give rise to a taxable situation are personal federal and state income taxation and taxation of the Company.

With respect to personal federal and state income tax, an annuity contract Owner who is a natural person is not taxed on increases in the Account Value until a distribution occurs. For federal income tax purposes, distributions include the receipt of proceeds from loans and an assignment or pledge of any portion of the value of the Contract, as well as withdrawals, Income Payments, or Death Benefits. In addition, personal federal and state income tax withholding may be deducted from Partial Withdrawal and Full Surrender payments. Amounts withheld for personal taxes do not necessarily represent the Owner's entire income tax liability.

With respect to taxation of the Company, premium taxes and other applicable taxes imposed on the Company may be deducted from the Contract's Purchase Payment or Account Value upon Full Surrender or annuitization of the Contract. Current premium tax rates range from 0 to 3.5%, but are subject to change by state regulation.

There are several exceptions to the above generalizations. More complete information can be found in the "Federal Tax Matters" section found on page 12 of this prospectus.

THE PARTIES TO THE CONTRACT

15. What rights does an Owner have in this Contract?

This Contract offers the Owner several rights. The Owner may:

     - receive any withdrawals or periodic Income Payments from the Contract, unless the Owner has directed the Company to pay them to someone else;
     - name and change the Owner, Beneficiary, and Annuitant (only if Owner is a natural person); assign the Contract;
     -    elect a Death  Benefit  option upon death of a co-owner or  Annuitant;
          and
     -    terminate the Contract.

The above may be subject to the rights of any irrevocable Beneficiary.

16. What purpose does the Annuitant serve?

The Annuitant's life determines the latest Payout Start Date and the amount of the Income Payments which will begin on the Payout Start Date. The Contract requires an Annuitant at all times during the Accumulation Phase and on the Payout Start Date. The Annuitant must be a natural person. A Death Benefit may be payable upon the death of the Annuitant.

17. Who is the Beneficiary to the Contract?

The Beneficiary varies based upon who the Owner is and the designation of the parties to the Contract by the Owner.

If the Owner is a natural person, the Beneficiary will be determined from the most recent written request of the Owner. If the Owner does not name a Beneficiary or if the Beneficiaries named are no longer living, the Beneficiary will be:

     -    the  Owner's  spouse  if  living;
     -    otherwise,  the Owner's children,  equally, if living;
     -    otherwise, the Owner's estate.

If the Owner is a grantor trust, then the Beneficiary will be that same grantor trust.

If the Owner is a non-natural person other than a grantor trust, the Owner is also the Beneficiary, unless a different Beneficiary has been named.

18. What purpose does the Beneficiary serve?

The Beneficiary becomes the new Owner if the sole surviving Owner dies prior to the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed Income Payments scheduled to continue.

THE DEATH BENEFIT PROVISIONS

19. Upon death of the Owner, who is the new Owner of the Contract?

The new Owner is any surviving joint Owner(s) or if none, the Beneficiary(ies).

20. Upon death of the Owner, what options does the new Owner have?

In most cases, the new Owner of the Contract has the following three options:

     -    receive the Cash Surrender  Value within 5 years of the date of death;
          or

     - receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value or the Cash Surrender Value; or

     - apply the Death Benefit to an Income Plan with Income Payments beginning within one year of the Date of Death. Income Payments must be made over the life of the new Owner, or a period not to exceed the life expectancy of the new Owner.

If the new Owner is the spouse of the deceased Owner, the new Owner may elect to continue the Contract. See question 21, below.

If the new Owner is a non-natural person (other than a grantor trust), then the Owner must receive the Death Benefit in a lump sum.

Deaths should be reported to the Company as quickly as possible. If the Company is not notified within 180 days of the date of death, the only option available to the new Owner is to receive the Cash Surrender Value within 5 years of the date of death. Any remaining funds will be distributed at the end of the 5-year period. The Company is currently waiving the 180 day limitation. The Company reserves the right to enforce the limitation in the future. The Contract should be referred to for the conditions and stipulations which apply to each of the above options.

21. For a Contract with spousal co-owners, what happens to the Contract upon the death of one of the spouses?

In addition to the options available in question 20, a surviving spousal Owner has the following additional options:

     -    continue the Contract as if the death had not occurred; and
     - if the Contract is continued, one withdrawal within the year of death is allowed which will not be assessed a Withdrawal Charge (a Market Value Adjustment will apply). The amount which may be withdrawn is limited only by the amount of the available Death Benefit.

22. If the Owner is not the Annuitant and the Annuitant dies, what happens to the Contract?

In most cases, the Owner has the following three options:

     - continue the Contract as if the death had not occurred. The new Annuitant will be the youngest Owner unless the Owner names a different Annuitant; or
     - receive the Death Benefit in a lump sum. The Death Benefit is equal to the greater of the Account Value and the Cash Surrender Value; or
     -    apply the Death Benefit to an Income Plan.

Deaths should be reported to the Company as quickly as possible. If the Company is not notified within 180 days of the date of death, the only option available to the Owner is to continue the Contract as if the death had not occurred. The Company is currently waiving the 180 day limitation. The Company reserves the right to enforce the limitation in the future. The Contract should be referred to for the conditions and stipulations which apply to each of the above options.

THE PAYOUT PHASE

23. What is the Payout Start Date?

This is the date on which the Accumulation Phase ceases and the Payout Phase begins. During the Payout Phase, the Owner receives Income Payments based upon an Income Plan selected by the Owner from the Contract. The Payout Phase will continue until the Company makes the last payment as provided by the Income Plan chosen. The Owner may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be at least one month after the issue date and on or before the later of:

     -    the Annuitant's 90th birthday; or
     -    the 10th anniversary of the Contract's Issue Date.


The Owner of a Qualified Contract may be limited by the plan under which the Contract is issued with regard to a Payout Start Date after age 70 1/2.

24. What types of Income Plans are available in the Contract?

Income Payments are made under an Income Plan which may be chosen by the Owner. The types of Income Plans which are available are as follows:

     - Life income with or without guaranteed payments. If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

     - Joint and survivor life income with or without guaranteed payments. If both the Annuitant and Joint Annuitant die before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

     - Guaranteed payments for a specified period. Payments under this option do not depend on the continuation of the Annuitant's life.

The period for which payments are guaranteed may range from 60 to 360 months. If any Owner dies, guaranteed Income Payments will continue as scheduled. Up to 30 days before the Payout Start Date, the Owner may change the Income Plan or request any other form of Income Plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the Income Plan will be life income with 120 monthly payments guaranteed. If an Income Plan is chosen which depends on the Annuitant's or Joint Annuitant's life, proof of age will be required before Income Payments begin. The Company reserves the right to make other Income Plans available.

25. How are the Income Payments from an Income Plan determined?

To determine the Income Payments, the Adjusted Account Value will be applied to the greater of:

     -    payment plan rates declared by the Company; or
     -    guaranteed payment plan rates as described in the Contract.

If the Adjusted Account Value is less than $2000, or if the monthly Income Payments determined under the Income Plan are less than $20, the Company may pay the Adjusted Account Value in a lump sum or change the payment frequency to an interval which results in Income Payments of at least $20.

The Contracts are based on life annuity tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in Arizona Governing Committee v. Norris, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given in consultation with legal counsel, to the impact of Norris on any such plan before making any contributions under these Contracts.

The dollar amount of Income Payments is generally affected by the duration of the Income Plan selected. For example, if an Income Plan guaranteed for life is chosen, the Income Payments may be greater or less than Income Payments under an Income Plan for a specified period depending on the life expectancy of the Annuitant. Also, the Company may require proof that the Annuitant or Joint Annuitant is still alive before the Company makes each payment that depends on their continued life.

26. Can Partial Withdrawals be taken from the Contract or can the Contract be surrendered once it has entered the Payout Phase?

No. After the Adjusted Account Value has been applied to an Income Plan on the Payout Start Date, the Income Plan can not be changed, the exchange of the Adjusted Account Value for an Income Plan can not be reversed, and no withdrawals can be made.

AMENDMENT OF THE CONTRACTS

The Company reserves the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. The Company will notify the Owner of any such amendments.

DISTRIBUTION OF THE CONTRACTS

The Contracts will be distributed exclusively by Dean Witter, which serves as the principal underwriter of the Contracts under a General Agency Agreement with the Company.

Dean Witter is a wholly owned subsidiary of Morgan Stanley, Dean Witter & Co. Dean Witter is located at Two World Trade Center, New York, New York, 10048. Dean Witter is a member of the New York Stock Exchange and the National Association of Securities Dealers.

The Company may pay up to a maximum sales commission of 8% both upon sale of the Contract and upon renewal of a Guarantee Period. In addition, sale of the Contract may count toward incentive program awards for the Account Executive.

The General Agency Agreement between the Company and Dean Witter provides that the Company will indemnify Dean Witter for certain damages that may be caused by actions, statements or omissions by the Company.

FEDERAL TAX MATTERS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT. Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

Tax Deferral

In general, an annuity contract owned by a natural person is not taxed on increases in the contract value until a distribution occurs. Annuity contracts owned by non-natural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the non-natural owner rule and you should discuss these with your tax advisor.

Delayed Maturity Date

If the contract's scheduled maturity date is at a time when the annuitant has reached an advanced age, it is possible that the contract would not be treated as an annuity. In that event, the income and gains under the contract would be currently includible in the owner's income.

Taxation Of Partial And Full Withdrawals

In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the contract value, without regard to any surrender charges, exceeds the investment in the contract. The contract value is the sum of all sub-account values. The investment in the contract is the gross premium or other consideration paid for the contract reduced by any amounts previously received from the contract to the extent such amounts were properly excluded from gross income. No matter which sub-account a withdrawal is made from, all sub-account values are combined and the total contract value is used to determine the amount of taxable income. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the contract value, can be excluded from income. No definitive guidance exists on the proper tax treatment of Market Value Adjustments and you should contact a competent tax advisor with respect to the potential tax consequences of a Market Value Adjustment. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the contract value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the contract value is treated as a withdrawal of such amount or portion.

Taxation Of Annuity Payments

Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract. Once the total amount of the investment in the contract is excluded using this ratio, the annuity payments are fully taxable. If annuity payments cease because of the death of the annuitant before the total amount of the investment in the contract is recovered, the unrecovered amount will be allowed as a deduction to the annuitant for his last taxable year.

Taxation Of Annuity Death Benefits

Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows:
(1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

Penalty Tax On Premature Distributions

There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the date the owner attains age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the date the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions from qualified contracts. Consult a competent tax advisor for other possible exceptions to the penalty tax.

Aggregation of Annuity Contracts

All non-qualified deferred annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS Required Distribution at Death Rules

In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a non-natural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a non-natural person will be treated as the death of the owner.

QUALIFIED PLANS

This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

Individual Retirement Annuities

Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity.
Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

Roth Individual Retirement Annuities

Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. "Qualified distributions" from Roth Individual Retirement Annuities are not includible in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to the Roth Individual Retirement Annuity, and which are made on or after the date the individual attains age 59 1/2 , made to a beneficiary after the owner's death, attributable to the owner being disabled or for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000). "Nonqualified distributions" are treated as made from contributions first and are includible in gross income to the extent such distributions exceed the contributions made to the Roth
Individual Retirement Annuity. The taxable portion of a "nonqualified distribution" may be subject to the 10% penalty tax on premature distributions. Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The taxable portion of a conversion or rollover distribution is includible in gross income, but is exempted from the 10% penalty tax on premature distributions.

Simplified Employee Pension Plans

Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' Individual Retirement Annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their Individual Retirement Annuities.

Savings Incentive Match Plans For Employees (SIMPLE Plans)

Sections 408(p) and 401(k) of the Code allow employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an employee's Individual Retirement Annuity to hold the assets or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching contributions made by employers. Employers intending to use the contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

Tax Sheltered Annuities

Section 403(b) of the Code permits public school employees and employees of certain types of tax- exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payments from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

Corporate And Self-Employed Pension And Profit Sharing Plans

Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended (commonly referred to as "H.R. 10" or "Keogh"), permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

State And Local Government And Tax-Exempt Organization Deferred Compensation
Plans

Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the contracts are used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the contract has the sole right to the proceeds of the contract. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING

The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of
(1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

THE COMPANY

BUSINESS

Incorporated in 1978 as a stock life insurance company under the laws of the State of Illinois, the Company has done business continuously since that time as "Northbrook Life Insurance Company." The Company issues group and individual annuities and life insurance.

The Company is a wholly owned subsidiary of Allstate Life Insurance Company ("Allstate Life"), a stock life insurance company incorporated under the laws of Illinois. Allstate Life is a wholly owned subsidiary of Allstate Insurance Company ("Allstate"), a stock property-liability insurance company incorporated under the laws of Illinois. With the exception of directors' qualifying shares, all of the outstanding capital stock of Allstate is owned by The Allstate Corporation ("Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend.

REINSURANCE AGREEMENTS

The Company and Allstate Life entered into a reinsurance agreement, effective December 31, 1987, under which the Company reinsures all of its business with Allstate Life. Under the reinsurance agreement, Purchase Payments under general account contracts are transferred to and become invested with the assets of Allstate Life, which accepts 100% of the liability under such contracts. (See, "Management's Discussion and Analysis of Financial Condition and Results of Operations", pg. __). However, the obligations of Allstate Life under the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contracts of the Owners. Because the reinsurance obligations of Allstate Life to the Company would be subordinated by operation of current state insurance rehabilitation and liquidation laws to the obligations of Allstate Life to its direct policyholders, Allstate Life has established a trust arrangement involving the pledge of assets for the benefit of the Company, in an amount at least equal to the net statutory reserves under the Contracts, under the terms of which legal title to such assets would transfer to the Company in the event that Allstate Life should become impaired or insolvent. Such arrangement should have the effect of avoiding the risk of subordination by operation of state insurance rehabilitation and liquidation laws.


INVESTMENTS BY THE COMPANY

The Company's general account assets, like the general account assets of other insurance companies including Allstate Life, must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

  Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

  Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

  Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

  Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above.

In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

In addition, the Company maintains certain unitized Separate Accounts which invest in shares of an open-end investment company registered under the Investment Company Act of 1940. These Separate Account assets, which relate to the Company's variable annuity and variable life contracts, do not support the Company's obligations under the Contracts.

SELECTED FINANCIAL DATA

The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this Prospectus beginning on page F-1.


                        NORTHBROOK LIFE INSURANCE COMPANY

                             SELECTED FINANCIAL DATA
                                 (IN THOUSANDS)

YEAR END FINANCIAL DATA                  1997          1996          1995           1994          1993
-----------------------                  ----          ----          ----           ----          ----
For The Years Ended December 31:
    Income Before Income Tax Expense     $    5,078   $    4,868   $    4,849   $    2,688   $    3,257
    Net Income                                3,322        3,202        3,163        1,733        2,507
As of December 31:
    Total Assets                          8,098,230    6,915,771    6,071,603    5,764,233    5,886,038


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion highlights significant factors influencing results of operations and changes in financial position of Northbrook Life Insurance Company (the "Company"). It should be read in conjunction with the financial statements and related notes.

      The Company, a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation, markets life insurance and annuity products through Dean Witter Reynolds Inc., a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co.

      The Company issues flexible premium deferred variable annuity contracts and variable life policies, the assets and liabilities of which are legally segregated and reflected as Separate Account assets and liabilities. Separate Account assets and liabilities are carried at fair value in the statements of financial position. Investment income and realized gains and losses of the Separate Accounts accrue directly to the contractholders (net of fees) and, therefore, are not included in the Company's statements of operations.

Results of Operations
($ in thousands)

                                                             1997              1996            1995
                                                       -------------    --------------    ------------

Net investment income                                  $       5,146     $       4,888    $       4,782
                                                       =============     =============    =============
Realized capital gains and losses, after-tax           $         (44)    $         (13)   $          44
                                                       =============     =============    =============
Net income                                             $       3,322     $       3,202    $       3,163
                                                       =============     =============    =============
Investments                                            $      79,433     $      74,069    $      71,278
                                                       =============     =============    =============

      The Company and ALIC have reinsurance agreements under which all contract and policy related transactions are transferred to ALIC. The Company's results of operations include only investment income and realized capital gains and losses earned on the assets of the Company that are not transferred to ALIC under the reinsurance agreements.

      Net income for 1997 and 1996 increased $120 thousand and $39 thousand, respectively, due to increased net investment income partially offset by realized capital losses.

      Pretax net investment income increased by $258 thousand, or 5.3% in 1997 and $106 thousand, or 2.2% in 1996. Additional investment income was earned on higher investment balances arising from positive cash flows from operating activities, partially offset by increased investment expenses.

      Realized capital losses were $44 thousand and $13 thousand after tax in 1997 and 1996, respectively, and arose principally from the sale of fixed income securities, the proceeds of which were used to acquire higher yielding investments. Realized capital gains in 1995 of $44 thousand after tax were the result of the sale of fixed income securities sold in response to changes in market conditions.

Financial Position

($ in thousands)

                                                1997                 1996
                                           --------------      --------------

Fixed income securities (1)                $       76,402      $       67,479
Short-term investments                              3,031               6,590
                                           --------------      --------------
         Total investments                 $       79,433      $       74,069
                                           ==============      ==============
Reinsurance recoverable from ALIC          $    2,293,094      $    2,480,034
                                           ==============      ==============
Separate Account assets and liabilities    $    5,719,203      $    4,354,783
                                           ==============      ==============
Contractholder funds                       $    2,148,555      $    2,336,296
                                           ==============      ==============

(1) Fixed income securities are carried at fair value.  Amortized cost for these
    securities   was  $72,491  and  $65,500  at  December  31,  1997  and  1996,
    respectively.


      The Company's fixed income securities portfolio consists of mortgage-backed securities, publicly traded corporate bonds, U.S. government bonds and tax-exempt municipal bonds. The Company generally holds its fixed income securities for the long term, but has classified all of these securities as available for sale to allow maximum flexibility in portfolio management.

      Investments grew $5.4 million, or 7.2%, during 1997 primarily due to amounts invested from positive cash flows generated from operations and increased unrealized capital gains of $1.9 million on fixed income securities. At December 31, 1997, unrealized net capital gains on the fixed income securities portfolio were $3.9 million compared to $2.0 million as of December 31, 1996. The increase in the unrealized gain position is primarily attributable to lower interest rates.

      At the end of 1997, all of the Company's fixed income securities portfolio
is  rated   investment   grade,   with  a  National   Association  of  Insurance
Commissioners ("NAIC") rating of 1 or a Moody's rating of Aaa, Aa or A.

      At  December  31,  1997  and  1996,   $39.0  million  and  $40.7  million,
respectively, of the fixed income securities portfolio were invested in mortgage-backed securities ("MBS"). At December 31, 1997, all of the MBS had underlying collateral that is guaranteed by U.S. government entities, thus credit risk was minimal.

      MBS, however, are subject to interest rate risk as the duration and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. The Company attempts to limit interest rate risk by purchasing MBS whose cost does not significantly exceed par value, and with repayment protection to provide a more certain cash flow to the Company. At December 31, 1997, the amortized cost of the MBS portfolio was below par value by $1.5 million and over 10% of the MBS portfolio was invested in planned amortization class bonds. This type of MBS is purchased to provide additional protection against rising interest rates.

      The Company closely monitors its fixed income securities portfolio for declines in value that are other than temporary. Securities are placed on non-accrual status when they are in default or when the receipt of interest payments is in doubt.

      The Company's short-term investment portfolio was $3.0 million and $6.6 million at December 31, 1997 and 1996, respectively. The Company invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

      During  1997,   contractholder  funds  decreased  by  $187.7  million  and reinsurance recoverable from ALIC under reinsurance agreements decreased by $186.9 million. Interest credited to contractholders and sales of fixed annuity contracts were more than offset by fixed annuity surrenders, withdrawals, policyholder transfers from fixed annuity contracts to flexible premium deferred variable annuity contracts, and benefits paid. Reinsurance recoverable from ALIC relates to contract benefit obligations ceded to ALIC.

      Separate Account assets and liabilities increased by $1.36 billion, primarily attributable to sales of flexible premium deferred variable annuity contracts, the favorable investment performance of the Separate Account investment portfolios and transfers from fixed annuity contracts, partially offset by variable annuity surrenders and withdrawals.

Market Risk

      Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. The Company's primary market risk exposure is to changes in interest rates. Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates, as the Company invests substantial funds in interest-sensitive assets.

      One way to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 years is expected to decrease in value by approximately 5%. At December 31, 1997, the Company's asset duration was approximately 4.7 years.

      To calculate duration, the Company projects asset cash flows, and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at an alternative level of interest rates, and determining the percentage change in fair value from the base case. The projections include assumptions (based upon historical market and Company specific experience) reflecting the impact of changing interest rates on the prepayment and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, and municipal and corporate obligations.

      Based upon the information and assumptions the Company uses in its duration calculation and in effect at December 31, 1997, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its total investments by approximately $3.6 million. The selection of a 100 basis point immediate rate shock should not be construed as a prediction by the Company's management of future market events; but rather, to illustrate the potential impact of such an event.

      To the extent that actual results differ from the assumptions utilized, the Company's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

      In formulating and implementing policies for investing new and existing funds, AIC, as parent company of ALIC, administers and oversees investment risk management processes primarily through three oversight bodies: the Boards of Directors and Investment Committees of its operating subsidiaries, and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of market risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

      AIC has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, AIC has specific investment policies for each of its affiliates, including the Company, that delineate the investment limits and strategies that are appropriate for the Company's liquidity, surplus, product and regulatory requirements.

Liquidity and Capital Resources

      Under the terms of reinsurance agreements, premiums and deposits on universal life policies and investment contracts, excluding those relating to Separate Accounts, are transferred to ALIC, which maintains the investment portfolios supporting the Company's products. The Company continues to have primary liability as a direct insurer for risks reinsured.

      The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 1997, RBC for the Company was significantly above a level that would require regulatory action.

Year 2000

     The Company is heavily dependent upon complex computer systems for all phases of its operations, including customer service, and policy and contract administration. Since many of the Company's older computer software programs recognize only the last two digits of the year in any date, some software may fail to operate properly in or after the year 1999, if the software is not reprogrammed or replaced, ("Year 2000 Issue"). The Company believes that many of its counterparties and suppliers also have Year 2000 Issues which could affect the Company. In 1995, AIC commenced a plan intended to mitigate and/or prevent the adverse effects of Year 2000 Issues. These strategies include normal development and enhancement of new and existing systems, upgrades to operating systems already covered by maintenance agreements and modifications to existing systems to make them Year 2000 compliant. The plan also includes the Company actively working with its major external counterparties and suppliers to assess their compliance efforts and the Company's exposure to them. The Company presently believes that it will resolve the Year 2000 Issue in a timely manner, and the financial impact will not materially affect its results of operations, liquidity or financial position. Year 2000 costs are and will be expensed as incurred.

Pending Accounting Standards

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 130 requires the presentation of comprehensive income in the financial statements. Comprehensive income is a measurement of all changes in equity that result from transactions and other economic events other than transactions with stockholders. The requirements of this statement will be adopted effective January 1, 1998.

      SFAS No. 131 redefines how segments are determined and requires additional segment disclosures for both annual and quarterly reporting. Under this statement, segments are determined using the "management approach" for financial statement reporting. The management approach is based on the way an enterprise makes operating decisions and assesses performance of its businesses. The Company is currently reviewing the requirements of this SFAS and has yet to determine its impact on its current reporting segments. The requirements of this statement will be adopted effective December 31, 1998.


      In December 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance-related Assessments." The SOP provides guidance concerning when to recognize a liability for insurance-related assessments and how those liabilities should be measured. Specifically, insurance-related assessments should be recognized as liabilities when all of the following criteria have been met: a) an assessment has been imposed or it is probable that an assessment will be imposed, b) the event obligating an entity to pay an assessment has occurred and c) the amount of the assessment can be reasonably estimated. The requirements of this standard will be adopted in 1999 and are not expected to have a material impact on the results of operations, cash flows or financial position of the Company. The SOP is expected to be adopted in 1999.

      In March 1998, the Accounting Standards Executive Committee of the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. Specifically, certain external, payroll and payroll related costs should be capitalized during the application development state of a project and depreciated over the computer software's useful life. The Company currently expenses these costs as incurred and is evaluating the effects of this SOP on its accounting for internally developed software. The SOP is expected to be adopted in 1998.


Forward-Looking Statements

      The statements contained in this Management's Discussion and Analysis that are not historical information are forward-looking statements that are based on management's estimates, assumptions and projections. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under The Securities Act of 1933 and The Securities Exchange Act of 1934 for forward-looking statements.

COMPETITION

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 1,700 stock, mutual and other types of insurers in business in the United States. Several independent rating agencies regularly evaluate life insurer's claims-paying ability, quality of investments and overall stability. A.M. Best Company assigns A+ (Superior) to Allstate Life which reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company reinsures all net business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to the Company's claims-paying ability and Moody's assigns Aa2 (Excellent) financial strength rating to the Company. The Company shares the same ratings of its parent, Allstate Life Insurance Company.

EMPLOYEES

As of December 31, 1997, Northbrook Life had approximately 124 employees at its Home Office in Northbrook, Illinois.

PROPERTIES

The Company occupies office space provided by Allstate Insurance Company, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

STATE AND FEDERAL REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States.

The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations). Except as otherwise indicated, the directors and executive officers of the Company have been associated with the Company for more than five years in the position shown or in other positions.

LOUIS G. LOWER, II, 52, Chief Executive Officer and Chairman of the Board
(1995)*

Also Director (1986-Present) and Senior Vice President (1995-Present) of Allstate Insurance Company; Director (1991-Present) of Allstate Life Financial Services, Inc.; Director (1986-Present) and President (1990-Present) Allstate Life Insurance Company; Director (1983-Present) and Chairman of the Board (1990-Present) of Allstate Life Insurance Company of New York; Chairman of the Board of Directors and Chief Executive Officer (1995-1997), Chairman of the Board of Directors and President (1990-1995) of Glenbrook Life Insurance Company; Director (1992-Present), Chairman of the Board of Directors and Chief Executive Officer (1995-Present) of Glenbrook Life and Annuity Company; Director and Chairman of the Board (1995-Present) of Laughlin Group Holdings, Inc.; Director and Chairman of the Board of Directors and Chief Executive Officer (1989-Present) Lincoln Benefit Life Company; Chairman of the Board of Directors and Chief Executive Officer (1995-Present) Surety Life Insurance Company; and Trustee (1991-Present) and Vice President (1995-Present) The Allstate Foundation.

PETER H. HECKMAN, 52, President, Chief Operating Officer and Director (1996)*

Also Director and Vice President (1988-Present) of Allstate Life Insurance Company; Director (1990-1996), Vice President (1989-Present), Allstate Life Insurance Company of New York; Director (1991-1993) of Allstate Life Financial Services, Inc.; Director (1990-1997), President and Chief Operating Officer (1996-1997), and Vice President (1990-1996), Glenbrook Life Insurance Company; Director (1992-Present) President and Chief Operating Officer (1996- Present), and was Vice President (1995-1996), Glenbrook Life and Annuity Company; Director (1995-Present) and Vice Chairman of the Board (1996-Present) Laughlin Group Holdings, Inc.; Director (1990-Present) and Vice Chairman of the Board (1996-Present) Lincoln Benefit Life Company; and Director (1995-Present) and Vice Chairman of the Board (1996-Present) Surety Life Insurance Company.

MICHAEL J. VELOTTA, 52, Vice President, Secretary, General Counsel, and Director
(1992)*

Also Director and Secretary (1993-Present) of Allstate Life Financial Services, Inc.; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Allstate Life Insurance Company of New York; Director (1992-1997) Vice President, Secretary and General Counsel (1993-1997) Glenbrook Life Insurance Company; Director (1992-Present) Vice President, Secretary and General Counsel (1993-Present) Glenbrook Life and Annuity Company; Director and Secretary (1995-Present) Laughlin Group Holdings, Inc.; Director (1992-Present) and Assistant Secretary (1995-Present) Lincoln Benefit Life Company; and Director and Assistant Secretary (1995-Present) Surety Life Insurance Company.

JOHN R. HUNTER, 43, Assistant Vice President (1990)* and Director (1994)*

Also Assistant Vice President (1990-Present) Allstate Life Insurance Company; Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; President and Chief Operating Officer (1998-Present) Allstate Life Financial Services, Inc.; Director (1996-1997) Glenbrook Life Insurance Company; and Director (1996-Present) and Senior Vice President (1995-Present) Glenbrook Life and Annuity Company.

MARLA G. FRIEDMAN, 44, Vice President (1996)*

Also Director (1991-Present) and Vice President (1988-Present) Allstate Life Insurance Company; Director (1993-1996) Allstate Life Financial Services, Inc.; Director (1997-Present) and Assistant Vice President (1996-Present) Allstate Life Insurance Company of New York; Director (1995-1996) Allstate Settlement Corporation; Director (1991- 1996), President and Chief Operating Officer (1995-1996) and Vice President (1990-1995) and (1996-1997) Glenbrook Life
Insurance Company; Director (1992-1996), President and Chief Operating Officer (1995-1996) and Vice President (1992-1995) and (1996-Present) Glenbrook Life and Annuity Company; and Director and Vice Chairman of the Board (1995-1996) Laughlin Group Holdings, Inc.

KAREN C. GARDNER, 44, Vice President (1996)*

Vice President (1996-Present) Allstate Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company; Vice President (1996-Present) Allstate Life Insurance Company of New York; Vice President (1997-Present) Allstate Life Financial Services, Inc.; Vice President (1996-1997) Glenbrook Life Insurance Company; Vice President (1996-Present) Laughlin Group Holdings, Inc.; Assistant Vice President (1996-Present) Lincoln Benefit Life Company; Vice President (1996-Present) Northbrook Life Insurance Company; Assistant Vice President (1996-Present) Surety Life Insurance Company. Prior to 1996 she was a Partner (1975-1996) Ernst & Young LLP.

KEVIN R. SLAWIN, 40, Director and Vice President (1996)*

Also Assistant Vice President and Assistant Treasurer (1995-1996) Allstate Insurance Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Allstate Financial Services, Inc.; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company; Director and Vice President (1996-Present) and Assistant Treasurer (1995-1996) Allstate Life Insurance Company of New York; Director and Vice President (1996-1997) and Assistant Treasurer (1995-1996) Glenbrook Life Insurance Company; Vice President (1996-Present) and Assistant Treasurer (1995-1996) Glenbrook Life and Annuity Company; Director (1996-Present) and Assistant Treasurer (1995-1996) Laughlin Group Holdings, Inc.; Director (1996-Present) Lincoln Benefit Life Company; Director (1996-Present) Surety Life Insurance Company; Assistant Treasurer and Director (1994-1995) Sears Roebuck and Co., and Treasurer and First Vice President (1986-1994) Sears Mortgage Corporation.

CASEY J. SYLLA, 54, Chief Investment Officer and Director (1995)*

Also Director (1995-Present) Senior Vice President and Chief Investment Officer (1995-Present) Allstate Insurance Company; Director (1995-Present) Chief
Investment Officer (1995-Present) Allstate Life Insurance Company; Chief Investment Officer (1995-Present) Allstate Life Insurance Company of New York; Chief Investment Officer (1995-1997) Glenbrook Life Insurance Company; Chief Investment Officer (1995-Present) Glenbrook Life and Annuity Company; Prior to 1995 he was Senior Vice President and Executive Officer--Investments (1992-1995) of Northwestern Mutual Life Insurance Company.

JAMES P. ZILS, 47, Treasurer (1995)*

Also Vice President and Treasurer (1995-Present) Allstate Insurance Company; Treasurer (1995-Present) Allstate Life Financial Services, Inc.; Treasurer (1995-Present) Allstate Life Insurance Company; Treasurer (1995-Present) Allstate Life Insurance Company of New York; Treasurer (1995-1997) Glenbrook Life Insurance Company; Treasurer (1995-Present) Glenbrook Life and Annuity Company; and Treasurer (1995-Present) Laughlin Group Holdings, Inc. Prior to 1995, he was Vice President of Allstate Life Insurance Company. Prior to 1993, he held various management positions.

EXECUTIVE COMPENSATION

Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1997 totaled $216,987.34. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                           SUMMARY COMPENSATION TABLE
                        (ALLSTATE LIFE INSURANCE COMPANY)
                                                                     LONG TERM COMPENSATION
                                                                     ----------------------

                                    ANNUAL COMPENSATION              AWARDS          PAYOUTS
                                    -------------------              ------          -------

         (A)               (B)      (C)       (D)           (E)         (F)          (G)         (H)        (I)
                                                           OTHER                  SECURITIES
                                                          ANNUAL     RESTRICTED   UNDERLYING    LTIP     ALL OTHER
NAME AND PRINCIPAL                                     COMPENSATION     STOCK      OPTIONS/    PAYOUTS  COMPENSATION
     POSITION             YEAR   SALARY ($) BONUS ($)       ($)        AWARD(S)     SARS(#)      ($)         ($)
     --------             ----   ---------  ---------  ------------  ----------   ----------   -------  ------------

Louis G. Lower, II ...... 1997   $453,225   $500,000     $27,768     $280,589       $25,914   $570,068     $8,000(1)
Chief Executive Officer   1996   $436,800   $246,781     $10,246     $      0       $18,258   $      0     $5,250(1)
and Chairman of the       1995   $416,000   $286,650     $17,044     $      0       $89,359   $411,122     $5,250(1)
Board of Directors

     (1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under The Savings and Profit Sharing Fund of Allstate Employees and prior to 1996, The Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.

LEGAL PROCEEDINGS

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

EXPERTS

The financial statements and financial statement schedule of the Company included in this prospectus have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, IL 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Freedman, Levy, Kroll & Simonds, Washington, D.C., has advised the Company on certain federal securities law matters. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
NORTHBROOK LIFE INSURANCE COMPANY:

We have audited the accompanying Statements of Financial Position of Northbrook Life Insurance Company (the "Company") as of December 31, 1997 and 1996, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1997. Our audits also included Schedule IV - Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV - Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




/s/ Deloitte & Touche LLP

Chicago, Illinois
February 20, 1998

                       NORTHBROOK LIFE INSURANCE COMPANY
                        STATEMENTS OF FINANCIAL POSITION

                                                                                          DECEMBER 31,
                                                                                     ---------------------
                                                                                  1997                1996
                                                                                ----------          ----------
($ IN THOUSANDS)
ASSETS
Investments
    Fixed income securities, at fair value (amortized
        cost $72,491 and $65,500)                                        $           76,402   $           67,479
    Short-term                                                                        3,031                6,590
                                                                         ------------------   ------------------
    Total investments                                                                79,433               74,069

Reinsurance recoverable from Allstate Life
    Insurance Company                                                             2,293,094            2,480,034
Net receivable from Allstate Life Insurance Company                                   1,467                4,246
Other assets                                                                          5,033                2,639
Separate Accounts                                                                 5,719,203            4,354,783
                                                                         ------------------   ------------------
         Total assets                                                    $        8,098,230   $        6,915,771
                                                                         ==================   ==================

LIABILITIES
Reserve for life-contingent contract benefits                            $          144,352   $          143,346
Contractholder funds                                                              2,148,555            2,336,296
Income taxes payable                                                                    162                  555
Deferred income taxes                                                                 2,674                2,085
Separate Accounts                                                                 5,719,203            4,354,783
                                                                         ------------------   ------------------
         Total liabilities                                                        8,014,946            6,837,065
                                                                         ------------------   ------------------

SHAREHOLDER'S EQUITY
Common stock, $100 par value, 25,000 shares
     authorized, issued and outstanding                                               2,500                2,500
Additional capital paid-in                                                           56,600               56,600
Unrealized net capital gains                                                          2,542                1,286
Retained income                                                                      21,642               18,320
                                                                         ------------------   ------------------
         Total shareholder's equity                                                  83,284               78,706
                                                                         ------------------   ------------------
         Total liabilities and shareholder's equity                      $        8,098,230   $        6,915,771
                                                                         ==================   ==================



See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY
                            STATEMENTS OF OPERATIONS

                                                                                YEAR ENDED DECEMBER 31,
                                                                                -----------------------
                                                                          1997             1996              1995
                                                                        ------           ------            ------
($ IN THOUSANDS)
REVENUES
Net investment income                                          $         5,146  $         4,888   $         4,782
Realized capital gains and losses                                          (68)             (20)               67
                                                               ---------------  ---------------   ---------------

INCOME BEFORE INCOME TAX EXPENSE                                         5,078            4,868             4,849
INCOME TAX EXPENSE                                                       1,756            1,666             1,686
                                                               ---------------  ---------------   ---------------

NET INCOME                                                     $         3,322  $         3,202   $         3,163
                                                               ===============  ===============   ===============






See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY
                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                          1997             1996              1995
                                                                       -------          -------           -------
($ IN THOUSANDS)
COMMON STOCK                                                   $         2,500  $         2,500   $         2,500
                                                               ---------------  ---------------   ---------------

ADDITIONAL CAPITAL PAID-IN                                              56,600           56,600            56,600
                                                               ---------------  ---------------   ---------------

UNREALIZED NET CAPITAL GAINS
Balance, beginning of year                                               1,286            2,657            (1,553)
Net change                                                               1,256           (1,371)            4,210
                                                               ---------------  ---------------   ---------------
Balance, end of year                                                     2,542            1,286             2,657
                                                               ---------------  ---------------   ---------------


RETAINED INCOME
Balance, beginning of year                                              18,320           15,118            11,955
Net income                                                               3,322            3,202             3,163
                                                               ---------------  ---------------   ---------------
Balance, end of year                                                    21,642           18,320            15,118
                                                               ---------------  ---------------   ---------------
      Total shareholder's equity                               $        83,284  $        78,706   $        76,875
                                                               ===============  ===============   ===============





See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                                  ------------------------
                                                                               1997           1996            1995
                                                                            -------         ------         -------
($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                          $     3,322  $       3,202   $       3,163
Adjustments to reconcile net income to net
    cash provided by operating activities
      Amortization and other non-cash items                                 516            782             903
      Realized capital losses (gains)                                        68             20             (67)
      Increase (decrease) in life-contingent contract
        benefits and contractholder funds                                   205           (198)            113
      Change in deferred income taxes                                       (87)            24             608
      Changes in other operating assets and liabilities                    (657)           864          (2,705)
                                                                   ------------   ------------   -------------
             Net cash provided by operating activities                    3,367          4,694           2,015
                                                                   ------------   ------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES
Fixed income securities
    Proceeds from sales                                                   1,606          3,522           5,423
    Investment collections                                               10,036          5,770           7,108
    Investment purchases                                                (18,568)       (15,532)         (9,843)
Change in short-term investments, net                                     3,559          1,459          (4,675)
                                                                  -------------  -------------   -------------
             Net cash used in investing activities                       (3,367)        (4,781)         (1,987)
                                                                  -------------  -------------   -------------

NET (DECREASE) INCREASE IN CASH                                               -            (87)             28
CASH AT BEGINNING OF YEAR                                                     -             87              59
                                                                  -------------  -------------   -------------
CASH AT END OF YEAR                                               $           -  $           -   $          87
                                                                  =============  =============   =============



See notes to financial statements.

                       NORTHBROOK LIFE INSURANCE COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1.    General

Basis of presentation
The accompanying financial statements include the accounts of Northbrook Life Insurance Company (the "Company"), a wholly owned subsidiary of Allstate Life Insurance Company ("ALIC"), which is wholly owned by Allstate Insurance Company ("AIC"), a wholly owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution"). These financial statements have been prepared in conformity with generally accepted accounting principles.

To conform with the 1997 presentation, certain amounts in the prior years' financial statements and notes have been reclassified.

Nature of operations
The Company markets life insurance and annuity products in the United States through Dean Witter Reynolds Inc. ("Dean Witter") (see Note 4), a wholly owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co. Life insurance contracts sold by the Company include universal life and other interest-sensitive life and variable life products. Annuities include both deferred annuities, such as variable annuities and fixed rate single and flexible premium annuities, and immediate annuities.

Annuity contracts and life insurance policies issued by the Company are subject to discretionary withdrawal or surrender by customers, subject to applicable surrender charges. These policies and contracts are reinsured with ALIC (see
Note 3), which invests premiums and deposits to provide cash flows that will be used to fund future benefits and expenses. In order to support competitive crediting rates and limit interest rate risk, ALIC, as the Company's reinsurer, adheres to a basic philosophy of matching assets with related liabilities while maintaining adequate liquidity and a prudent and diversified level of credit risk.

The Company monitors economic and regulatory developments which have the potential to impact its business. There continues to be new and proposed federal and state regulation and legislation that would allow banks greater participation in the securities and insurance businesses, which will present an increased level of competition for sales of the Company's life and annuity products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes which lessen these incentives are likely to negatively impact the demand for these products.

Enacted and pending state legislation to permit mutual insurance companies to convert to a hybrid structure known as a mutual holding company could have a number of significant effects on the Company by (1) increasing industry competition through consolidation caused by mergers and acquisitions related to the new corporate form of business; (2) increasing competition in capital markets; and (3) reopening stock/mutual company disagreements related to such issues as taxation disparity between mutual and stock insurance companies.

The Company is authorized to sell life and annuity products in all states except New York, as well as in the District of Columbia and Puerto Rico. The top geographic locations for statutory premiums and deposits earned by the Company are California, Florida and Texas for the year ended December 31, 1997. No other jurisdiction accounted for more than 5% of statutory premiums and deposits. All premiums and contract charges are ceded to ALIC under reinsurance agreements.

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

2.    Summary of Significant Accounting Policies

Investments
Fixed income securities include bonds and mortgage-backed securities. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a component of shareholder's equity. Provisions are recognized for declines in the value of fixed income securities that are other than temporary. Such writedowns are included in realized capital gains and losses. Short-term investments are carried at cost which approximates fair value.

Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

Reinsurance
The Company has reinsurance agreements whereby all premiums, contract charges, credited interest, policy benefits and certain expenses are ceded to ALIC and reflected net of such cessions in the statements of operations. The amounts shown in the Company's statements of operations relate to the investment of those assets of the Company that are not transferred to ALIC under reinsurance agreements. Reinsurance recoverable and the related reserve for life-contingent contract benefits and contractholder funds are reported separately in the statements of financial position. The Company continues to have primary liability as the direct insurer for risks reinsured.

Recognition of premium revenues and contract charges
Revenues on interest-sensitive life insurance policies are comprised of contract charges and fees, and are recognized when assessed against the policyholder account balance. Revenues on most annuities, which are considered investment contracts, include contract charges and fees for contract administration and surrenders. These revenues are recognized when levied against the contract balance.

Income taxes
The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates, and reflect the impact of reinsurance agreements. Deferred income taxes arise primarily from unrealized capital gains and losses on fixed income securities carried at fair value.

Separate Accounts
The Company issues flexible premium deferred variable annuity contracts and single premium variable life policies, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Northbrook Variable Annuity Account, Northbrook Variable Annuity Account II and Northbrook Life Variable Life Separate Account A, unit investment trusts registered with the Securities and Exchange Commission).

Assets of the Separate Accounts are carried at fair value. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the policy- and contractholders and, therefore, are not included in the Company's statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administration fees, mortality and expense risk charges, cost of insurance charges and tax expense charges, all of which are ceded to ALIC.

Reserve for life-contingent contract benefits
The reserve for life-contingent contract benefits, which relates to structured settlement annuities and supplemental contracts with life contingencies, is computed on the basis of assumptions as to future investment yields, mortality and expenses. These assumptions include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Reserve interest rates ranged from 4.00% to 11.00% during 1997.

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Contractholder funds
Contractholder funds arise from the issuance of individual or group policies and contracts that include an investment component, including most annuities and universal life policies. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. During 1997, credited interest rates on contractholder funds ranged from 3.30% to 9.51% for those contracts with fixed interest rates and from 3.25% to 7.39% for those with flexible rates.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


3.    Related Party Transactions

Reinsurance
Premiums and contract charges ceded to ALIC were $1,979 and $83,559 in 1997, $3,775 and $60,744 in 1996, and $2,284 and $52,348 in 1995, respectively.
Credited interest, policy benefits and expenses ceded to ALIC amounted to $201,526, $218,088 and $229,525 in 1997, 1996 and 1995, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets are owned and managed by ALIC under the terms of reinsurance agreements.

Business operations
The Company utilizes services and business facilities owned or leased, and operated by AIC in conducting its business activities. The Company reimburses AIC for the operating expenses incurred by AIC on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $7,842, $8,074 and $5,341 in 1997, 1996 and 1995, respectively. Of these costs, the Company retains investment related expenses. All other costs are ceded to ALIC under reinsurance agreements.


4.  Exclusive Distribution Agreement

The Company and ALIC have a strategic alliance with Dean Witter to develop, market and distribute proprietary annuity and life insurance products through Dean Witter account executives. Dean Witter provides a portion of the funding for these products through loans to an affiliate of the Company. An affiliate of Dean Witter, Dean Witter InterCapital Inc., is the investment manager for the Dean Witter Variable Investment Series, the funds in which the assets of the Separate Accounts are invested.

Under the terms of the strategic alliance, the Company has agreed to use Dean Witter as an exclusive distribution channel for the Company's products. Although the strategic alliance is cancelable by either party, termination of the alliance would not impact existing policies and contracts.

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

5. INVESTMENTS

Fair values
The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

                                                               GROSS UNREALIZED
                                                   AMORTIZED ------------------   FAIR
                                                    COST      GAINS     LOSSES    VALUE
                                                  ---------   -----   ---------  -------
At December 31, 1997
  U.S. government and agencies                      $ 8,638   $  823   $  -      $ 9,461
  Municipal                                           1,143       28      -        1,171
  Corporate                                          25,913      897     (12)     26,798
  Mortgage-backed securities                         36,797    2,315    (140)     38,972
                                                   --------   -------  ------    -------
     Total fixed income securities                 $ 72,491   $4,063   $(152)    $76,402
                                                   ========   =======  ======    =======

At December 31, 1996
  U.S. government and agencies                     $  8,629   $  193   $ (54)    $ 8,768
  Municipal                                             873       48      -          921
  Corporate                                          16,902      260     (69)     17,093
  Mortgage-backed securities                         39,096    1,883    (282)     40,697
                                                   --------   ------   ------    -------
     Total fixed income securities                 $ 65,500   $2,384   $(405)    $67,479
                                                   ========   =======  ======    =======

Scheduled maturities
The scheduled maturities for fixed income securities are as follows at December 31, 1997:

                                                           Amortized               Fair
                                                              Cost                 Value
                                                         ------------            ----------

Due in one year or less                                  $      2,133            $    2,155
Due after one year through five years                           5,343                 5,472
Due after five years through ten years                         19,410                20,217
Due after ten years                                             8,808                 9,586
                                                         ------------            ----------
                                                               35,694                37,430
Mortgage-backed securities                                     36,797                38,972
                                                         ------------            ----------
      Total                                              $     72,491            $   76,402
                                                         ============            ==========

Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

                       NORTHBROOK LIFE INSURANCE COMPANY
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                               ($ IN THOUSANDS)

 Net Investment Income



Year Ended December 31,                                                 1997             1996              1995
-----------------------                                               ------           ------            ------
Fixed income securities                                          $     5,364      $     4,675       $     4,633
Short-term investments                                                    84              390               215
                                                                 -----------      -----------       -----------
    Investment income, before expense                                  5,448            5,065             4,848
    Investment expense                                                   302              177                66
                                                                 -----------      -----------       -----------
    Net investment income                                        $     5,146      $     4,888       $     4,782
                                                                 ===========      ===========       ===========

Realized capital gains and losses

Year Ended December 31,                                                 1997             1996              1995
-----------------------                                               ------           ------            ------

Fixed income securities                                        $         (70)   $         (22)    $          67
Short-term investments                                                     2                2                 -
                                                               -------------    -------------     -------------
    Realized capital gains and losses                                    (68)             (20)               67
    Income tax benefit (expense)                                          24                7               (23)
                                                               -------------    -------------     -------------
    Realized capital losses and gains, after tax               $         (44)   $         (13)    $          44
                                                               =============    =============     =============

Excluding calls and prepayments, gross losses of $70 and $32 and gross gains of $67 were realized on sales of fixed income securities during 1997, 1996 and 1995, respectively.

Unrealized net capital gains
Unrealized   net  capital   gains  on  fixed  income   securities   included  in
shareholder's equity at December 31, 1997 are as follows:

                                                      Cost/                     Fair               Unrealized
                                                  Amortized Cost                Value               Net Gains
                                                  --------------                -----              -------------

Fixed income securities                           $       72,491          $       76,402           $       3,911
                                                  ==============          ==============
Deferred income taxes                                                                                     (1,369)
                                                                                                   -------------
Unrealized net capital gains                                                                       $       2,542
                                                                                                   =============

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Change in unrealized net capital gains



Year ended December 31,                                             1997         1996       1995
-----------------------                                           -------     -------     -------
    Fixed income securities                                       $ 1,932     $(2,108)    $ 6,477
    Deferred income taxes                                            (676)        737      (2,267)
                                                                  -------     -------     -------
    Increase (decrease) in unrealized net
         capital gains                                            $ 1,256     $(1,371)    $ 4,210
                                                                  =======     =======     =======

Securities on deposit
At December 31, 1997, fixed income securities with a carrying value of $8,039 were on deposit with regulatory authorities as required by law.


6.    Financial Instruments

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions.
Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including reinsurance recoverable) and liabilities (including deferred income taxes and reserve for life-contingent contract benefits) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments, such as accrued investment income, are generally of a short-term nature. It is assumed that their carrying value approximates fair value.

Financial assets
The carrying value and fair value of financial assets at December 31, are as follows:

                                                        1997                                 1996
                                                        ----                                 ----
                                            Carrying           Fair               Carrying            Fair
                                              Value            Value               Value              Value
                                        ------------    --------------       ---------------    ---------------

Fixed income securities                 $    76,402     $       76,402       $        67,479    $        67,479
Short-term investments                        3,031              3,031                 6,590              6,590
Separate Accounts                         5,719,203          5,719,203             4,354,783          4,354,783


Fair values for fixed income securities are based on quoted market prices. Short-term investments are highly liquid investments with maturities of less than one year whose carrying value approximates fair value. Separate Accounts assets are carried in the statements of financial position at fair value.

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

Financial liabilities
The carrying value and fair value of financial liabilities at December 31, are as follows:

                                                           1997                               1996
                                               -----------------------------         -------------------------
                                               CARRYING            FAIR              CARRYING          FAIR
                                                VALUE              VALUE             VALUE            VALUE
                                               ----------         ----------         ----------     ----------
Contractholder funds on
     investment contracts              $      1,977,479     $     1,951,214   $      2,143,482    $     2,118,583
Separate Accounts                             5,719,203           5,719,203          4,354,783          4,354,783

The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the account balance less surrender charges. The fair value of immediate annuities and annuities without life contingencies with fixed terms is estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and durations. Separate Accounts liabilities are carried at the fair value of the underlying assets.


7.    Income Taxes

The Company joins the Corporation and its other eligible domestic subsidiaries in the filing of a consolidated federal income tax return (the "Allstate Group") and is party to a federal income tax allocation agreement (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, the Company paid to or received from the Corporation the amount, if any, by which the Allstate Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this results in the Company's annual income tax provision being computed, with adjustments, as if the Company filed a separate return.

Prior to the Distribution, the Corporation and all of its eligible domestic subsidiaries, including the Company, joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Sears Tax Sharing Agreement"). Under the Sears Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Company in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Allstate Group filed a separate consolidated return, except that items such as net operating losses, capital losses or similar items, which might not be recognized in a separate return, were allocated according to the Sears Tax Sharing Agreement.

The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Sears Tax Sharing Agreement with respect to the Allstate Group's federal income tax liability.

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)

The components of the deferred income tax assets and liabilities at December 31, are as follows:


                                                            1997               1996
                                                          -------             -------

Deferred assets
    Separate Accounts                                    $   149             $     -
                                                         -------             -------

Deferred liabilities
    Difference in tax bases of investments                (1,454)             (1,392)
    Unrealized net capital gains                          (1,369)               (693)
                                                         -------             -------
         Total deferred liabilities                       (2,823)             (2,085)
                                                         --------            --------
         Net deferred liability                          $(2,674)            $(2,085)
                                                         ========            ========

The components of income tax expense for the year ended December 31, are as follows:

                                                                    1997              1996             1995
                                                                    ----              ----             ----

Current                                                            $ 1,843         $  1,642       $     1,078
Deferred                                                               (87)              24               608
                                                               -----------      -----------       -----------
    Total income tax expense                                       $ 1,756         $  1,666       $     1,686
                                                               ===========      ===========       ===========

The Company paid income taxes of $2,236, $2,308 and $4,980 in 1997, 1996 and 1995, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

                                                                    1997              1996              1995
                                                                    ----              ----              ----

Statutory federal income tax rate                                  35.0%             35.0%             35.0%
Tax-exempt income                                                  (0.4)             (0.6)                -
Other                                                                 -              (0.2)             (0.3)
                                                                   ----              -----             -----
Effective federal income tax rate                                  34.6%             34.2%             34.7%
                                                                   ====              ====              ====

                       NORTHBROOK LIFE INSURANCE COMPANY
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                                ($ IN THOUSANDS)



Prior to January 1, 1984, the Company was entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 1997, approximately $16, will result in federal income taxes payable of $6 if distributed by the Company. No provision for taxes has been made as the Company has no plan to distribute amounts from this account. No further additions to the account have been permitted since the Tax Reform Act of 1984.


8.    Statutory Financial Information

The following tables reconcile net income for the year ended December 31, and shareholder's equity at December 31, as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                                      Net Income
                                                                                      ----------
                                                                           1997          1996          1995
                                                                           ----          ----          ----
Balance per generally accepted accounting principles                       $ 3,322        $ 3,202  $      3,163
      Deferred income taxes                                                    (87)            24           608
      Statutory investment reserves                                             79             30           (28)
      Other                                                                   (405)          (691)       (1,443)
                                                                       -----------   ------------  ------------
Balance per statutory accounting practices                                 $ 2,909   $      2,565  $      2,300
                                                                       ===========   ============  ============


                       NORTHBROOK LIFE INSURANCE COMPANY
                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
                               ($ IN THOUSANDS)

                                                                                 SHAREHOLDER'S
                                                                                   EQUITY
                                                                              ----------------
                                                                             1997             1996
                                                                           -------           -------
Balance per generally accepted accounting principles                    $   83,284       $     78,706
       Deferred income taxes                                                 2,674              2,085
       Unrealized gain/loss on fixed income securities                      (3,911)            (1,979)
       Non-admitted assets and statutory investment
          reserves                                                          (4,431)            (3,317)
       Other                                                                (1,939)              (397)
                                                                        ----------       ------------
Balance per statutory accounting practices                              $   75,677       $     75,098
                                                                        ==========       ============

Permitted statutory accounting practices
The Company prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company follows a permitted statutory accounting practice whereby it includes amounts receivable from an affiliated insurance company in statutory admitted assets at a level which exceeds the threshold prescribed by the Illinois Department of Insurance by $7,737.

Final approval of the NAIC's proposed "Comprehensive Guide" on statutory accounting principles is expected in early 1998. Implementation could be as early as January 1, 1999. The requirements of the Comprehensive Guide are not expected to have a material impact on statutory surplus of the Company.

Under the NAIC's proposed accounting practices, the Company's practice related to its receivable from affiliate will be prescribed rather than permitted.

Dividends
The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1998 without prior approval of the Illinois Department of Insurance is $7,318.

                       NORTHBROOK LIFE INSURANCE COMPANY
                            SCHEDULE IV--REINSURANCE
                                ($ IN THOUSANDS)


                                                        Gross                           Net
Year ended December 31, 1997                            amount            Ceded        amount
----------------------------                           --------         --------       ------
Life insurance in force                             $   515,890       $   515,890    $       -
                                                    ===========       ===========    =========

Premiums and contract charges:
         Life and annuities                         $    85,538       $    85,538    $       -
                                                    ===========       ===========    =========


                                                       Gross                             Net
Year ended December 31, 1996                           amount            Ceded          amount
----------------------------                          -------            ------         ------

Life insurance in force                             $   556,242       $  556,242     $       -
                                                    ===========       ==========     =========

Premiums and contract charges:
         Life and annuities                         $    64,519       $   64,519     $       -
                                                    ===========       ==========     =========



                                                       Gross                             Net
Year ended December 31, 1995                          amount            Ceded           amount
----------------------------                          ------            -----           ------

Life insurance in force                             $   610,478       $  610,478     $       -
                                                    ===========       ==========     =========

Premiums and contract charges:
         Life and annuities                         $    54,632       $   54,632     $       -
                                                    ===========       ==========     =========



                                   Appendix A
                             Market Value Adjustment

     The Market Value Adjustment is based on the following:

     I = the X-year Treasury Rate for the week preceding the issue date of the Certificate, where X is the Sub-Account guarantee period chosen. If a Note with a maturity of X years is not available, a weighted average will be used.

     N = the number of complete days from the date we receive the withdrawal request to the end of the Xth year since the Sub-Account was established.

     J = the Treasury Rate for a maturity of N days for the week preceding the receipt of the withdrawal request. If a Note with a maturity of N days is not available, a weighted average will be used. If N is one year or less, J will be the 1-year Treasury Rate.

The Market Value Adjustment factor is determined from the following formula:

     [.9 X (I-J) X (N/365)].

The amount withdrawn less any applicable Preferred Withdrawal Amount will be multiplied by the Market Value Adjustment factor to determine the Market Value Adjustment.

                                  Illustration

                       Example Of Market Value Adjustment
Purchase Payment:.........................................................................................  $10,000
Guarantee Period:.........................................................................................  5 years
Interest Rate:............................................................................................    4.50%
5-Year Treasury Rate at the time the Sub-Account is established...........................................    4.50%
Full Surrender:..............................................................................End of Contract Year 3

NOTE: This illustration assumes that premium taxes were not applicable.

EXAMPLE 1: (Assumes declining interest rates)

Step 1: Calculate Account Value at End of Contract Year 3:

     = 10,000.00 X (1.045)3 = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal
Amount:

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Free Withdrawal Amount:

     = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge:

     = .06 X 10,411.66 = $624.70

Step 4: Calculate the Market Value Adjustment:

I=   4.50%

J=   4.20%

N=   730 days

Market Value Adjustment Factor: .9 X (I-J) X (N/365)

          = .9 X (.045 - .042) X (730/365) = .0054

Market  Value  Adjustment  = Factor X Amount in Excess of  Preferred  Withdrawal
Amount:

         = .0054 X 10,411.66 = $56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3:

         = 11,411.66 - 624.70 + 56.22 = $10,843.18


EXAMPLE 2: (Assumes rising interest rates)

Step 1: Calculate Account Value at End of Contract Year 3:

         = 10,000.00 X (1,045)3 = $11,411.66

Step 2: Calculate The Amount Withdrawn in Excess of the Preferred Withdrawal
Amount:

Amount Withdrawn: 11,411.66
Preferred Withdrawal Amount: .10 X 10,000.00 = 1,000.00
Amount Withdrawn in Excess of the Preferred Withdrawal Amount:

         = 11,411.66 - 1,000.00 = $10,411.66

Step 3: Calculate the Withdrawal Charge:

         = .06 X 10,411.66 = $624.70

Step 4: Calculate the Market Value Adjustment:

I=   4.50%

J=   4.80%

N=   730 days

Market Value Adjustment Factor: .9 X (I-J) X (N/365)

         = .9 X (.045 - .048) X (730/365) = -.0054

Market  Value  Adjustment  = Factor X Amount in Excess of  Preferred  Withdrawal
Amount:

         = -.0054 X 10,411.66 = -$56.22

Step 5: Calculate The Net Surrender Value at End of Contract Year 3:

         = 11,411.66 - 624.70 - 56.22 = $10,730.74

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Indemnification of Directors and Officers.

The by-laws of Northbrook Life Insurance Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 16.  Exhibits and Financial Statement Schedules.

Exhibit No.   Description
(1)Underwriting Agreement*
(2)Not Applicable
(3)(i) Articles of Incorporation*
   (ii) By-Laws*
(4)Form of Northbrook Life Insurance Company Flexible Premium Deferred Annuity Contract and Application***
(5)Opinion of General Counsel re: Legality***
(6)Not Applicable
(7)Not  Applicable
(8)Not  Applicable
(9)Not  Applicable
(10)Reinsurance Agreement between Northbrook Life Insurance Company and Allstate Life Insurance Company**
(11)Not Applicable
(12)Not Applicable
(14)Not Applicable
(15)Not Applicable
(16)Not Applicable
(21)Not Applicable
(23)(a)Consent of Independent Public Accountants
(23)(b) Consent of Attorneys
(24)Powers of Attorney****
(25)Not Applicable
(26)Not Applicable
(27)Financial Data Schedule*****
(28) Not Applicable
(99) Resolution of Board of Directors**

* Previously filed in Form N-4 Registration Statement No. 33-35412 dated December 31, 1996, and incorporated by reference.
** Previously filed in Form S-1 Registration Statement No. 33-39268 dated March 6, 1991 and incorporated by reference.
*** Previously filed in Form S-1 Registration Statement No. 33-90272 dated March 13, 1995 and incorporated by reference.
**** Previously filed in Registrant's Form 10-K filed on March 31, 1998.
***** Previously filed.

ITEM 17.  Undertakings.

The undersigned registrant, Northbrook Life Insurance Company, hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, Northbrook Life Insurance Company, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Northfield State of Illinois on April 1, 1998.


                        NORTHBROOK LIFE INSURANCE COMPANY
                                  (Registrant)

By:/s/ MICHAEL J. VELOTTA
-------------------------
Michael J. Velotta
Vice President, Secretary,
General Counsel and Director
(SEAL)

Attest:/s/BRENDA D. SNEED
-------------------------
Brenda D. Sneed
Assistant Secretary and Assistant General Counsel


Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the 1st day of April, 1998.

SIGNATURE                                   TITLE

*/LOUIS G. LOWER, II                Chairman of the Board
---------------------               And Chief Executive Officer
Louis G. Lower, II                  (Principal Executive Officer)

/s/MICHAEL J. VELOTTA               Vice President, Secretary, General Counsel
---------------------               And Director
Michael J. Velotta

*/PETER H. HECKMAN                  President, Chief Operating Officer
---------------------               And Director
Peter H. Heckman

*/JOHN R. HUNTER                    Assistant Vice President and Director
---------------------
John R. Hunter

*/KEVIN R. SLAWIN                   Vice President and Director
---------------------               (Principal Financial Officer)
Kevin R. Slawin

*/CASEY J. SYLLA                    Director and Chief Investment Officer
---------------------
Casey J. Sylla

*/MARLA G. FRIEDMAN                 Vice President
---------------------
Marla G. Friedman

*/KAREN C. GARDNER                  Vice President
---------------------
Karen C. Gardner

*/JAMES P. ZILS                     Treasurer
---------------------
James P. Zils

*/KEITH A. HAUSCHILDT               Assistant Vice President and Controller
---------------------               (Principal Accounting Officer)
Keith A. Hauschildt


*/   By Michael J. Velotta, pursuant to Power of Attorney previously filed.

                                  EXHIBIT LIST




The following exhibits are filed herewith:

Exhibit No.                 Description
(23)(a)                       Consent of Independent Public Accountants
(23)(b)                       Consent of Attorneys